Exhibit 99.1

National CineMedia (NCM) Statement Regarding

the DOJ's Proposed Settlement with AMC

Regarding AMC’s Acquisition of Carmike Cinemas

Centennial, CO — December 20, 2016 — National CineMedia, Inc. (NASDAQ: NCMI) ("NCM") was informed today that the Department of Justice (DOJ) has announced a proposed settlement with AMC Entertainment Holdings Inc., which, if finalized, will enable AMC to complete its acquisition of Carmike Cinemas. AMC is a founding member of National CineMedia, LLC (“NCM LLC”).

Under the terms of the proposed settlement, which are set forth in a proposed final judgment filed today in federal court in Washington, DC and summarized in a press release issued earlier today by the DOJ, AMC must take certain actions to enable it to complete its acquisition of Carmike Cinemas, including divest, by February 18, 2017, movie theatres (and certain related assets) in the 15 local markets where AMC and Carmike are direct competitors to one or more acquirers acceptable to the DOJ; establish firewalls to ensure that it does not obtain NCM’s, Screenvision’s, or other movie exhibitors’ competitively sensitive information; relinquish its seats on NCM’s Board of Directors and all other NCM governance rights; and transfer, by February 18, 2017, 24 theaters comprising 384 screens (which represents less than 2% of NCM’s total network) to the Screenvision network (theaters include five Sundance Cinemas that currently do not have advertising and an additional 19 other AMC theaters). The proposed settlement agreement also requires AMC to divest the majority of its equity interests in NCMI and NCM LLC (together, “NCM”) so that by June 20, 2019 it owns no more than 4.99 percent of NCM’s outstanding equity interests per the following schedule:  (i) on or before December 20, 2017, AMC must own no more than 15% of NCM’s outstanding equity interests; (ii) on or before December 20, 2018, AMC must own no more than 7.5% of NCM’s outstanding equity interests; and (iii) on or before June 20, 2019, AMC must own no more than 4.99% of NCM’s outstanding equity interests.

In addition, in accordance with the terms of the proposed settlement, effective today, December 20, 2016, Craig R. Ramsey, executive vice president and chief financial officer of AMC Entertainment Inc., resigned his position as a member of the Board of Directors of National CineMedia, Inc.

Andy England, CEO of National CineMedia (NCM), noted, “It is business as usual here at NCM. We continue to operate under our governing documents with AMC, and we look forward to benefiting from the future growth of the larger AMC/Carmike entity under our long-term Exhibitor Services Agreement (ESA) as new theaters are built or acquired. As AMC CEO Adam Aron mentioned earlier today on the AMC investor call, AMC will be working closely with NCM to astutely manage this transition over the coming months in a way that preserves value for both NCM and AMC. To that end, in anticipation of an agreement between AMC and the DOJ, NCM’s Board of Directors had previously established a committee of independent Directors tasked with evaluating any proposals made by AMC to ensure that all agreements reached are in the best interest of NCM shareholders.”

About National CineMedia (NCM)

National CineMedia (NCM) is America's Movie Network. As the #1 weekend network in the U.S., NCM is the connector between brands and movie audiences. More than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with nearly 20,500 screens in over 1,600 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.6% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

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INVESTOR CONTACT:

Katherine Scherping

800-844-0935

investors@ncm.com

MEDIA CONTACT:

Amy Jane Finnerty

(212) 931-8117

amy.finnerty@ncm.com